Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES THE COMPLETION OF THE ACQUISITION OF HOLZINDUSTRIE TORGAU ("HIT")

NEW YORK, NY, September 30, 2022 ‑ Mercer International Inc. (Nasdaq: MERC) ("Mercer", the "Company", "we", "our") today announced that it has completed its previously-announced acquisition of all of the shares of the parent company of HIT.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "We are very excited about the acquisition of HIT and the expansion of our solid wood operations in Germany. I want to welcome all of the HIT employees to the Mercer team."

He continued: "We look forward to integrating HIT and furthering our goal to operate world class operations. Additionally, I am excited about the expansion of our product mix with the introduction of pallets and biofuels and look forward to working with HIT's strong customer base and enhancing its market position."

About Us

Mercer International Inc. is a global forest products company with operations in Germany, the USA and Canada with a consolidated annual production capacity of 2.3 million tonnes of pulp, 550 million board feet of lumber, and 140 thousand cubic meters of cross-laminated timber. To obtain further information on the company, please visit its website at www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward‐looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman of the Board

(604) 684-1099

Juan Carlos Bueno

President & Chief Executive Officer

(604) 684-1099

Contact

For more information, please contact:

Name:David K. Ure

Title: Senior VP Finance, CFO & Secretary

Phone:(604) 684-1099

email: david.ure@mercerint.com